Exhibit 99.1
Press Release
TRICO ANNOUNCES EXTENSION OF EXCHANGE OFFER, CONSENT SOLICITATION AND
SOLICITATION OF ACCEPTANCES OF PREPACKAGED PLAN OF REORGANIZATION
     HOUSTON, Texas, April 4, 2011 — Trico Shipping AS (“Trico Shipping”), a subsidiary of Trico Marine Services, Inc. (Pink Sheets: TRMAQ) (“Trico Marine”), announced today that it has extended the expiration date of its out-of-court exchange offer (the “Exchange Offer”) to the holders (“Noteholders”) of its 11 7/8% senior secured notes due 2014 (the “Notes”), the solicitation of consents to the governing indenture (the “Consent Solicitation”), and the solicitation of acceptances from its Noteholders and other creditors of a prepackaged plan of reorganization (the “Prepackaged Plan”), to 5:00 p.m. Eastern Time on April 5, 2011. Withdrawal rights under the Exchange Offer will not be extended by the new expiration date. The Exchange Offer, Consent Solicitation and solicitation of acceptances of the Prepackaged Plan are otherwise unchanged.
     The Exchange Offer, Consent Solicitation and solicitation of acceptances of the Prepackaged Plan were scheduled to expire at 5:00 p.m. Eastern Time on April 1, 2011. At 5:00 p.m. Eastern Time on April 1, 2011, $396,454,000 principal amount of Notes representing approximately 99.11% of the outstanding principal amount of the Notes had been validly tendered and not withdrawn in the Exchange Offer. The Company is extending the expiration date of the Exchange Offer in order to permit the progression of negotiations with other creditors, whose agreement is a condition to the Exchange Offer.
     The Company expects to supplement the Disclosure Statement for the solicitation of acceptances of the Prepackaged Plan with certain additional information.
     The Exchange Offer is being made, and the New Common Stock is being offered and issued within the United States only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or institutional “accredited investors,” as defined in Rule 501 under the Securities Act, and outside the United States to non-U.S. investors. The New Common Stock to be offered has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release is for informational purposes only and does not constitute an offer to purchase the Notes or the New Common Stock or an offer to sell securities. The Exchange Offer and the Consent Solicitation are only being made pursuant to the Statement and the Supplement which explains the full terms and conditions of the Exchange Offer and the Consent Solicitation. The solicitation of acceptances of the Prepackaged Plan is only being made pursuant to the Disclosure Statement which explains the full terms and conditions of the Prepackaged Plan. The Exchange Offer, Consent Solicitation and solicitation of acceptances of the Prepackaged Plan are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders of the Notes should read them carefully, as well as any amendments or supplements to those documents, because they will contain important information. In addition, the Company will provide copies of these documents free of charge to holders of its outstanding Notes upon request to Epiq Systems Inc., at (646) 282-2400.
     The Company has not yet filed the Prepackaged Plan referred to above. In the event the financial restructuring plan is implemented pursuant to the Prepackaged Plan, such restructuring plan is dependent upon a number of factors, including: the filing of petitions for relief under chapter 11 of the U.S. Bankruptcy Code, the filing of the Prepackaged Plan; the approval of a disclosure statement by the U.S. Bankruptcy Court; and the confirmation and consummation of the Prepackaged Plan in accordance with the provisions of the U.S. Bankruptcy Code.
About Trico
     Trico Marine is an integrated provider of subsea, trenching and marine support vessels and services. Trico Marine’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. Trico Marine is headquartered in Houston, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia. For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Forward-looking Statements:
     Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Trico Marine’s current expectations and beliefs concerning future developments and their potential effect on Trico Marine. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Trico Marine will be those that it anticipates. Trico Marine’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the ability of Trico Supply to implement a debt-for-equity conversion; (ii) Trico Marine’s and its subsidiaries’ ability to continue as a going concern; (iii) Trico Marine’s and its subsidiaries’ ability to obtain court approval with respect to motions in Trico Marine’s chapter 11 cases; (iv) the ability of Trico to confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (v) the ability of Trico Marine and its subsidiaries to obtain and maintain normal terms with vendors and service providers; (vi) Trico Marine’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the chapter 11 cases on Trico Marine’s liquidity or results of operations; (viii) the ability of Trico Marine to attract, motivate and/or retain key executives and employees; (ix) the ability of Trico Marine to attract and retain customers; and (x) other risks and factors regarding Trico Marine and its industry identified from time to time in Trico Marine’s reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Trico Marine undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
CONTACTS
Meaghan Repko / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

2